UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 27, 2009
SEACOAST BANKING CORPORATION OF FLORIDA

(Exact name of registrant as specified in its charter)

Florida	001-13660	59-2260678

(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

815 Colorado Avenue
Stuart, Florida	34994

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (772) 287-4000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 27, 2009, Seacoast Banking Corporation of Florida (the “Company”) and CapGen Capital Group III LP (“CapGen”), a Delaware limited partnership executed a definitive Stock Purchase Agreement dated as of October 23, 2009 (the “Stock Purchase Agreement”).
     The Stock Purchase Agreement provides that, subject to the terms and conditions set forth therein, including approval of the applicable regulatory authorities, CapGen will purchase from the Company in a private placement 6,000,000 newly issued shares of Company common stock, par value $0.10 per share (the “Common Stock”), at a price of $2.25 per share for an aggregate purchase price equal to approximately $13.5 million before a 4% fee payable to the exclusive placement agent, Fox-Pitt Kelton Cochran Caronia Waller (USA), LLC, in connection with this transaction. Upon consummation of the investment, CapGen will own approximately 10.2% of the Company’s common stock on a fully-diluted pro forma basis as of October 14, 2009. The Company also granted CapGen preemptive rights to purchase its pro rata share of possible future offerings of Common Stock, Company preferred stock and any securities convertible into an exercisable or exchangeable for Common Stock, subject to certain exceptions, for a period of 24 months from the date of closing of the transaction. A copy of the Stock Purchase Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.
     In connection with the investment, CapGen and its general partner, CapGen Capital Group LLC, have each applied to become a bank holding company, and to control the Company and its bank and nonbank subsidiaries under the Bank Holding Company Act of 1956. The transaction is subject to customary conditions, including, among other things, approval of applicable regulatory authorities. The transaction is not subject to approval by Seacoast’s shareholders.
     In addition, on October 27, 2009, the Company and CapGen executed a Registration Rights Agreement, dated as of October 23, 2009 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) as expeditiously as reasonably possible upon the receipt of a written request from the holder of the securities sold pursuant to the Purchase Agreement if such request covers (i) at least 25% of the then outstanding shares of Common Stock owned by the holder or (ii) a lesser percent if the anticipated aggregate offering price based on the then-current market prices, net of underwriting discounts and commissions, would exceed $3,000,000 and the lock-up period in connection with the public offering of Common Stock priced on August 14, 2009 has expired, subject to certain limitations set forth in the Registration Rights Agreement. Furthermore, the Company agreed to use its reasonable best efforts to file by April 15, 2010 with the SEC a registration statement to cover the resale of the shares of Common Stock held by the holders, unless such shares may then be sold in certain exempt transactions without volume limitations, and subject to certain other limitations set forth in the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed with the Report as Exhibit 10.2 and is incorporated by reference herein.
     The foregoing descriptions of the transaction, the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement filed as Exhibit 10.1 and Exhibit 10.2 hereto.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Stock Purchase Agreement, dated as of October 23, 2009, by and between Seacoast Banking Corporation of Florida and CapGen Capital Group III LP.

10.2	Registration Rights Agreement, dated as of October 23, 2009, by and between Seacoast Banking Corporation of Florida and CapGen Capital Group III LP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA (Registrant)

Dated: October 28, 2009	By:	/s/ Dennis S. Hudson, III
		Name:	Dennis S. Hudson, III
		Title:	Chairman and Chief Executive Officer

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